Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated October 5, 2015

JPMorgan ETF Efficiente 10 TR Series X Index

Performance Update - October 2015

OVERVIEW
JPMorgan ETF Efficiente 10 TR Series X Index (the "Index") is a J.P. Morgan
index that tracks the total return performance of a portfolio consisting of 13 exchange traded funds ("ETFs") that provides exposure to a diverse universe assets. The Index employs an allocation strategy based on the modern portfolio theory.

Hypothetical and Actual Historical Performance -December 31, 2007 to September
30, 2015

[GRAPHIC OMITTED]

Hypothetical and Actual Historical Volatility - through September 30, 2015

[GRAPHIC OMITTED]

Key Features of the Index

Exposure to a universe of 13 ETFs covering a broad range of assets and geographic regions.
Monthly rebalancing of portfolio allocation based on six-month historical performance and historical volatility.
Targets an annualized realized volatility of 10%.
Levels published on Bloomberg under the ticker JPUSEFFE.

Hypothetical and
Actual Historical
 Performance*      Jan    Feb    Mar    Apr    May    Jun    Jul    Aug    Sep    Oct   Nov   Dec  Full Year
----------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ----- ----- ---------
    2015          2.50%  -0.02% 0.60%  -1.82% -0.67% -2.06% -1.33% -3.68% -1.27%                   -7.6%**
----------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ----- ----- ---------
    2014          -3.37% 2.49%  0.43%  0.80%  1.77%  0.75%  -0.24% 2.67%  -3.41% 3.91% 1.23% 0.61% 7.64%
----------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ----- ----- ---------
    2013          1.21%  -0.25% 1.57%  3.03%  -1.66% -1.23% 3.22%  -2.67% 2.03%  2.18% 1.48% 1.33% 10.52%
----------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ----- ----- ---------
    2012          1.94%  -0.64% -0.18% 1.80%  -1.99% 1.54%  2.81%  0.50%  0.02%  0.04% 0.25% 2.48% 8.79%
----------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ----- ----- ---------
    2011          0.35%  3.03%  1.02%  3.75%  -0.92% -2.25% 2.94%  2.00%  0.26%  1.23% 0.53% 0.34% 12.82%
----------------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ----- ----- ---------

*Represents the monthly and full calendar year performance of the Index based on, as applicable to the relevant or annual measurement period, the hypothetical back tested daily Index closing levels from December 31, 2010 through September 28, 2014 and the actual historical performance of the index based on the closing levels from September 29, 2014 through September 30, 2015
**As calculated through September 30, 2015
See the last paragraph under "Notes" on page 2 for important information about the limitations of using hypothetical historical performance measures.

                                                                iShares iBoxx $                            iShares JP

                                         Vanguard                Investment                     Vanguard   Morgan USD

Recent Index          iShares Core        FTSE      iShares 20+    Grade         SPDR Barclays   FTSE       Emerging  iShares S&P
                                     iShares 1-3
             Vanguard S&P S&P Small-Cap Developed   Year Treasury Corporate Bond  High Yield    Emerging   Markets Bond GSCI Cmdty-
 SPDR Gold Vanguard REIT iShares TIPS Year Treasury
Composition   500 ETF   ETF             Markets ETF  Bond ETF      ETF            Bond ETF     Markets ETF    ETF     Indexed Trust
  Trust      ETF Bond ETF             Bond ETF
------------ -------- ----------------- ----------- ----------- ---------------- ------------- ----------- ---------- -------------
 --------- ------ ------------------- -------------
 October 15    0.0%    0.0%              0.0%        20.0%       20.0%             0.0%         0.0%        10.0%      0.0%
 0.0%       0.0% 0.0%                 50.0%
------------ -------- ----------------- ----------- ----------- ---------------- ------------- ----------- ---------- -------------
 --------- ------ ------------------- -------------
September 15   0.0%    0.0%              0.0%        20.0%       10.0%             0.0%         0.0%        20.0%      0.0%
 0.0%       0.0% 0.0%                 50.0%
------------ -------- ----------------- ----------- ----------- ---------------- ------------- ----------- ---------- -------------
 --------- ------ ------------------- -------------
 August 15    20.0%   10.0%             20.0%        0.0%         0.0%             0.0%         0.0%        0.0%       0.0%
 0.0%       0.0% 0.0%                 50.0%
------------ -------- ----------------- ----------- ----------- ---------------- ------------- ----------- ---------- -------------
 --------- ------ ------------------- -------------
   July 15     5.0%   20.0%             20.0%        0.0%         0.0%            15.0%        20.0%        20.0%      0.0%
 0.0%       0.0% 0.0%                 0.0%
------------ -------- ----------------- ----------- ----------- ---------------- ------------- ----------- ---------- -------------
 --------- ------ ------------------- -------------
  June 15     10.0%   20.0%             20.0%        15.0%        0.0%            15.0%        20.0%        0.0%       0.0%
 0.0%       0.0% 0.0%                 0.0%
             -------- ----------------- ----------- ----------- ---------------- ------------- ----------- ---------- -------------
 --------- ------ ------------------- -------------

Comparative Hypothetical Total Returns (%), Volatility (%) and Correlation --
September 30, 2015

                                                                              Annualized Return Annualized Volatility Sharpe Ratio
 since Correlation since
                                             Three Year        Five Year      since December    since December 31st,   December
 31st,    December 31st,
 back tested daily Index closing le       Annualized Return Annualized Return    31st, 2007            2007                2007
         2007
----------------------------------------- ----------------- ----------------- ----------------- ---------------------
 ------------------ -----------------
JPMorgan ETF Efficiente 10 TR Series X

                                               4.14%             6.44%             6.30%              8.98%                 0.70
        100.00%
Index

----------------------------------------- ----------------- ----------------- ----------------- ---------------------
 ------------------ -----------------
S&P 500 Total Return Index                    12.38%            13.33%             5.80%              22.38%                0.26
        42.08%
----------------------------------------- ----------------- ----------------- ----------------- ---------------------
 ------------------ -----------------
Barclays U.S. Aggregate Bond Index (Total

                                               1.71%             3.09%             4.45%              3.92%                 1.13
        10.88%
Return)

----------------------------------------- ----------------- ----------------- ----------------- ---------------------
 ------------------ -----------------

Notes

Hypothetical, historical performance measures: Represents the performance of the JP Morgan ETF Efficiente 10 TR Series X Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through September 28, 2014, and the actual historical performances from
September 29, 2014 through September 30, 2015, as well as the actual performance of the S&P 500 Total Return Index and the Barclays U.S. Aggregate
Bond Index (Total Return) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded).
There is no guarantee the JPMorgan ETF Efficiente 10 TR Series X Index will outperform the S&P 500 Total Index, the Barclays U.S. Aggregate Bond Index
(Total Return) or any alternative investment strategy. Sources: Bloomberg and
JPMorgan.

S&P 500 Total Return Index represents the total returns of the S&P 500 Index.
Barclays U.S. Aggregate Bond Index (Total Return) represents the returns of the
Barclays U.S. Aggregate Bond Index
Volatility: hypothetical, historical annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the hypothetical returns, as applicable to the relevant measurement period, of the
JPMorgan ETF Efficiente 10 TR Series X, S&P 500 Total Return Index, and the
Barclays Aggregate Bond Index.
Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since December 31, 2007. The Sharpe Ratio, which is a hypothetical measure of risk-adjusted performance, is computed as the annualized historical return since December 31, 2007 divided by the annualized volatility since December 31, 2007.

Correlation : Correlation refers to the performance of the relevant index to the JP Morgan ETF Efficiente 10 TR Series X Index.

The back-tested, hypothetical, historical annualized volatility and index returns may use substitutes for any ETF that was not in existence or did not meet the liquidity standards at that particular time.

The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks

  There are risks associated with a momentum-based investment strategy--The
JPMorgan ETF Efficiente 10 TR Series X Index (the "Index") is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

  Correlation of performances among the constituents may reduce the performance of the Index--performances among the constituents comprising the index from time to time (the "Constituents") may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the Index.

  Our affiliate, JPMS plc, is the Index sponsor and may adjust the Index in a way that affects its level--The policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the
Index and the value of your investment. JPMS plc is under no obligation to consider your interest as an investor with returns linked to the Index.

 The Index may not be successful, may not outperform any alternative strategy related to the Constituents, or may not achieve its target volatility of 10%.

 The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Constituents by asset type and geographical region that may reduce your return.

 Changes in the value of the Constituents may offset each other.

 An investment linked to the Index is subject to risks associated with non-U.S.
securities markets, such as emerging markets and currency exchange risk.

 The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.

 The Index was established on September 29, 2014 and has a limited operating history.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in any relevant product supplement, underlying supplement, term sheet or pricing supplement.

You may access the Index Rules at www.sec.gov as follows:
http://www.sec.gov/Archives/edgar/data/19617/000095010314007301/crt_dp50333.pdf

Disclaimer

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966